EXHIBIT  1

                           MINUTES OF A MEETING OF THE
             BOARD OF DIRECTORS OF HUBEI PHARMACEUTICAL GROUP, LTD.
                       HELD ON THE 9TH DAY OF APRIL, 2003



The  following  resolutions  were  passed  by  the  Board  of Directors of Hubei
Pharmaceutical Group, Ltd. (the "Corporation") having been consented to and adopted in writing by all the Directors of the Company as at April 9th, 2003.

WHEREAS, the undersigned are Directors of Hubei Pharmaceutical Group, Ltd., a Nevada company, and they desire to take the action hereinafter set forth without a duly called meeting of the Directors.

NOW THEREFORE the undersigned hereby adopts the following resolution, which shall have the same force and effect as if adopted at a duly called meeting of the Directors:

RESOLVED  THAT:

     1. The Board of Directors appoints Mr. Lixin (Clint) Cheng as a director of the Corporation. Mr. Cheng has agreed by written consent to act as a director of the Corporation;



EFFECTIVE this 9th day of April, 2003.



/s/  Reid  Li                                 /s/  Clint  Cheng
----------------------------------            --------------------------------
Reid  Li,  President                          Cling  Cheng,  Director


/s/  Eric  Fletcher
----------------------------------
Eric  Fletcher,  Secretary


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